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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
John Gallagher Media Relations Manager Corporate Communications & Investor Relations Chiron Corporation 510.923.6905	Vince Barella Manager Corporate Communications & Investor Relations Chiron Corporation 510.923.2138

Chiron Corporation to Raise $400 Million
From Offering of LYONS

EMERYVILLE, CA., June 6—Chiron Corporation (NASDAQ: CHIR) today announced that it intends to raise approximately $400 million through an offering of 30-year Liquid Yield Option™ Notes (LYONs). The Company may raise up to an additional $100 million upon exercise of an over-allotment option granted by the Company in connection with the offering. The LYONs will be zero-coupon senior notes convertible into shares of Chiron common stock. The Company intends to use the net proceeds from the offering for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The LYONs and the shares of Chiron common stock issuable upon conversion have not been, and will not be, registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is being issued pursuant to Rule 135c under the Securities Act of 1933.

This news release contains forward-looking statements that involve risks and uncertainties, including potential changes in market conditions. A full discussion of the company's operations and financial condition, including factors that may affect its business and future prospects, is contained in documents the company files with the SEC, such as Forms 10-Q and 10-K. These documents identify important factors that could cause the company's actual performance to differ from current expectations, including the outcome of clinical trials, regulatory review, manufacturing capabilities and marketing effectiveness.

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Exhibit 99.1
Chiron Corporation to Raise $400 Million From Offering of LYONS